UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2021

MONRO, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MNRO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2021, the Board of Directors (“Board”) of Monro, Inc. (the “Company”) appointed Michael T. Broderick to serve as the President and Chief Executive Officer of the Company effective as of April 5, 2021. In connection with this appointment, Robert E. Mellor will resign from his position as interim President and Chief Executive Officer of the Company as of April 5, 2021, but will continue to serve as a director and Chairman of the Board .

In connection with his appointment, on March 12, 2021, the Company and Mr. Broderick entered into an employment agreement (the “Agreement”) effective as of April 5, 2021. The Agreement will be in effect until December 31, 2023 (the “Initial Termination Date”) and will automatically renew for one-year terms unless either the Company or Mr. Broderick gives written notice under the Agreement.

Under the Agreement, Mr. Broderick (i) will be paid an annual base salary of $700,000; (ii) will be eligible to earn a bonus, pursuant to the terms of the Company’s bonus plan, of up to 150% of his base salary, upon the achievement of certain corporate objectives during each fiscal year determined by the Compensation Committee of the Board; (iii) will be eligible to receive annual equity incentive awards with a target value of $400,000 in a combination of awards on a basis comparable with other senior executives as determined by the Compensation Committee of the Board; and (iv) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. Under the Agreement, for fiscal year 2022, Mr. Broderick’s annual bonus will be no less than $560,000. Mr. Broderick’s base salary will be reviewed annually by the Compensation Committee of the Board and may be increased to reflect his performance and responsibilities.

In consideration of Mr. Broderick’s execution of the Agreement, the Company will grant Mr. Broderick 40,000 restricted stock units (“RSUs”) on April 5, 2021 pursuant to the Company’s 2007 Stock Incentive Plan. The RSUs will vest in four equal increments upon the following dates or events: (a) April 5, 2022; (b) April 5, 2023; (c) the date that the average closing price of the Company’s common stock equals or exceeds $75 for 30 consecutive trading days, provided this event occurs before the Initial Termination Date; and (d) the date that the average closing price of the Company’s common stock equals or exceeds $85 for 30 consecutive trading days, provided this event occurs before the Initial Termination Date.

In addition, Mr. Broderick is entitled to certain payments upon death, disability, a termination without Cause (as defined in the Agreement), a resignation by Mr. Broderick for Good Reason (as defined in the Agreement), a determination by the Company not to extend the term of the Agreement in accordance with its terms, or a termination in the event of a Change in Control (as defined in the Agreement) of the Company, all as set forth in detail in the Agreement. Pursuant to the Agreement, Mr. Broderick may neither compete with the Company nor solicit Company employees for one year following his termination of employment.

Prior to joining the Company, Mr. Broderick , age 52, served as the Executive Vice President, Merchandising and Store Operations Support for Advance Auto Parts, Inc. from February 2018 to March 2021, following his service as Senior Vice President, Merchandising from March 2017 to February 2018, and Senior Vice President, Professional Sales from January to March 2017. From 2014 to 2016, Mr. Broderick was the Senior Vice President, Automotive with Canadian Tire Corporation, Limited, a family of businesses that includes a retail segment, a financial services division and CT REIT. Prior to joining Canadian Tire, Mr. Broderick was the Chief Executive Officer of the Vehicle Component Solutions Segment at Federal Mogul Corporation from 2012 to 2013. Previously, he served as President-Carquest US of General Parts, Inc. from 2009 to 2012 and Senior Vice President, Sales for the company from 2008 to 2009. Mr. Broderick began his career with AutoZone, Inc., where he served in multiple field and operations roles including serving as Vice President for the company’s Northeast Division from 1999 to 2008.

There are no family relationships between Mr. Broderick and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On March 15, 2021, the Company issued a press release announcing the appointment of Mr. Broderick as President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report:

Exhibit Number	Description

99.1	Press Release, dated March 15, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO, INC.
(Registrant)

March 15, 2021	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Executive Vice President – Chief Legal Officer and Secretary